Exhibit 2.2

THIS PLAN IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THE PLAN IS SUBJECT TO CHANGE. THIS PLAN IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
Gulfport Energy Corporation, et al.,[1]	)	Case No. 20-35562 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF GULFPORT ENERGY CORPORATION AND ITS DEBTOR SUBSIDIARIES

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Veronica A. Polnick (TX Bar No. 24079148)	Edward O. Sassower, P.C.
Cameron A. Secord (TX Bar No. 24093659)	Steven N. Serajeddini, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: mcavenaugh@jw.com	Email: edward.sassower@kirkland.com
vpolnick@jw.com	steven.serajeddini@kirkland.com
csecord@jw.com
-and-

Christopher S. Koenig (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: chris.koenig@kirkland.com
Dated: April 14, 2021
Co-Counsel to the Debtors
and Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Gulfport Energy Corporation (1290); Gator Marine, Inc. (1710); Gator Marine Ivanhoe, Inc. (4897); Grizzly Holdings, Inc. (9108); Gulfport Appalachia, LLC (1290); Gulfport MidCon, LLC (1290); Gulfport Midstream Holdings, LLC (1290); Jaguar Resources LLC (1290); Mule Sky LLC (6808); Puma Resources, Inc. (6507); and Westhawk Minerals LLC (1290). The location of the Debtors’ service address is: 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	17
C.	Computation of Time.	17
D.	Governing Law.	17
E.	Reference to Monetary Figures.	17
F.	Reference to the Debtors or the Reorganized Debtors.	18
G.	Controlling Document.	18
H.	Consultation, Information, Notice, and Consent Rights.	18

Article II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, and Restructuring Expenses		18
A.	Administrative Claims.	18
B.	DIP Claims.	19
C.	Professional Fee Claims.	19
D.	Priority Tax Claims.	20
E.	Payment of Statutory Fees.	20
F.	Transaction Expenses.	20
G.	Ordinary Course Operating and Capital Expenditures.	21
H.	Payments Pursuant to Settlements.	21

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests.	21
B.	Treatment of Claims and Interests.	22
C.	Special Provision Governing Unimpaired Claims.	27
D.	Elimination of Vacant Classes.	27
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	27
F.	Intercompany Interests.	27
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	28
H.	Controversy Concerning Impairment.	28
I.	Subordinated Claims and Interests.	28

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		28
A.	General Settlement of Claims and Interests.	28
B.	Restructuring Transactions.	29
C.	Reorganized Debtors.	29
D.	Sources of Consideration for Plan Distributions.	29
E.	Exemption from Registration Requirements.	32
F.	Corporate Existence.	33
G.	Vesting of Assets in the Reorganized Debtors.	33
H.	Cancellation of Existing Securities and Agreements.	33
I.	Corporate Action.	34
J.	New Organizational Documents.	34
K.	Indemnification Obligations.	35
L.	Managers and Officers of the Reorganized Debtors.	35
M.	Effectuating Documents; Further Transactions.	35
N.	Section 1146 Exemption.	35
O.	Director and Officer Liability Insurance.	36
P.	Management Incentive Plan.	36
Q.	Employee and Retiree Benefits.	36
R.	Preservation of Causes of Action.	37
S.	Release of Preference Actions Against Holders of General Unsecured Claims.	37
T.	The Committee Standing Motion and the Committee Challenge Period.	37

i

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	38
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	39
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	39
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	40
E.	Insurance Policies.	40
F.	Reservation of Rights.	40
G.	Nonoccurrence of Effective Date.	40
H.	Employee Compensation and Benefits.	40
I.	Contracts and Leases Entered into after the Petition Date.	41
J.	Royalty and Working Interests.	41

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		42
	Distributions on Account of Claims Allowed as of the Effective Date.	42
B.	Disbursing Agent.	42
C.	Rights and Powers of Disbursing Agent.	42
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	43
E.	Manner of Payment.	44
F.	Indefeasible Distributions.	44
G.	Section 1145 Exemption.	45
H.	Compliance with Tax Requirements.	45
I.	Allocations.	45
J.	No Postpetition Interest on Claims.	45
K.	Foreign Currency Exchange Rate.	45
L.	Setoffs and Recoupment.	45
M.	Claims Paid or Payable by Third Parties.	46

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		46
A.	Allowance of Claims.	46
B.	Claims Administration Responsibilities.	46
C.	Estimation of Claims.	47
D.	Disputed Claims Reserve.	47
E.	Adjustment to Claims or Interests without Objection.	48
F.	Time to File Objections to Claims.	48
G.	Disallowance of Claims or Interests.	48
H.	Amendments to Claims.	48
I.	No Distributions Pending Allowance.	48
J.	Distributions After Allowance.	48
K.	Single Satisfaction of Claims.	49

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Discharge of Claims and Termination of Interests.	49
B.	Release of Liens.	49
C.	Releases by the Debtors.	50
D.	Releases by the Releasing Parties.	51
E.	Exculpation.	51
F.	Injunction.	52
G.	SEC Rights Reserved.	52
H.	Protections Against Discriminatory Treatment.	53
I.	Document Retention.	53
J.	Unsecured Claims Distribution Trust; Unsecured Claims Distribution Trustee.	53
K.	Reimbursement or Contribution.	54

ii

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		54
A.	Conditions Precedent to the Effective Date.	54
B.	Waiver of Conditions.	55
C.	Effect of Failure of Conditions.	56
D.	Substantial Consummation	56

Article X. EFFECT OF CONFIRMATION OF THE PLAN		56
A.	Jurisdiction and Venue.	56
B.	Order Approving the Disclosure Statement	56
C.	Voting Report.	56
D.	Judicial Notice.	56
E.	Transmittal and Mailing of Materials; Notice.	57
F.	Solicitation.	57
G.	Burden of Proof.	57
H.	Bankruptcy Rule 3016(a) Compliance.	57
I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.	57
J.	Securities Under the Plan.	62
K.	Releases and Discharges.	62
L.	Release and Retention of Causes of Action.	62
M.	Approval of Restructuring Support Agreement, Backstop Commitment Agreement, and Other Restructuring Documents and Agreements.	62
N.	Confirmation Hearing Exhibits.	63
O.	Objections to Confirmation of the Plan.	63
P.	Retention of Jurisdiction.	63
Q.	Plan Supplement.	63

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		63
A.	Modification and Amendments.	63
B.	Effect of Confirmation on Modifications.	63
C.	Revocation or Withdrawal of Plan.	63

Article XII. RETENTION OF JURISDICTION		64

Article XIII. MISCELLANEOUS PROVISIONS		65
A.	Immediate Binding Effect.	65
B.	Additional Documents.	66
C.	Statutory Committee Survival.	66
D.	Reservation of Rights.	66
E.	Successors and Assigns.	66
F.	Notices.	66
G.	Term of Injunctions or Stays.	69
H.	Entire Agreement.	69
I.	Plan Supplement.	69
J.	Nonseverability of Plan Provisions.	69
K.	Votes Solicited in Good Faith.	69
L.	Closing of Chapter 11 Cases.	70
M.	Waiver or Estoppel.	70

iii

INTRODUCTION

Gulfport Energy Corporation and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint chapter 11 plan of reorganization (as amended, supplemented, or otherwise modified from time to time, this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and its Debtor Affiliates for a discussion on the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth below.

1. “2023 Notes” means the 6.625% senior notes due 2023, issued by Gulfport Parent pursuant to the 2023 Notes Indenture.

2. “2023 Notes Indenture” means the Indenture, dated as of April 21, 2015, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

3. “2024 Notes” means the 6.000% senior notes due 2024, issued by Gulfport Parent pursuant to the 2024 Notes Indenture.

4. “2024 Notes Indenture” means the Indenture, dated as of October 14, 2016, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

5. “2025 Notes” means the 6.375% senior notes due 2025, issued by Gulfport Parent pursuant to the 2025 Notes Indenture.

6. “2025 Notes Indenture” means the Indenture, dated as of December 21, 2016, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

7. “2026 Notes” means the 6.375% senior notes due 2026, issued by Gulfport Parent pursuant to the 2026 Notes Indenture.

8. “2026 Notes Indenture” means the Indenture, dated as of October 11, 2017, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

9. “Ad Hoc Noteholder Group” means that certain ad hoc group of unaffiliated Holders of Notes Claims represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey, Inc.

10. “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) the Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; (d) the Transaction Expenses; and (e) the Backstop Commitment Premium.

11. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which shall be (a) 30 days after the Effective Date for Administrative Claims other than Professional Fee Claims and (b) 45 days after the Effective Date for Professional Fee Claims.

12. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

13. “Agents” means, collectively, the DIP Agent, the RBL Agent, and the Exit Facility Agents.

14. “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim.

15. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims and Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

16. “Backstop Approval Motion” means the motion Filed by the Debtors seeking entry of the Backstop Approval Order.

17. “Backstop Approval Order” means the order of the Bankruptcy Court setting forth the terms of the commitment by the Backstop Commitment Parties to backstop the Rights Offering.

18. “Backstop Commitment Agreement” means that certain backstop commitment agreement, entered into and dated as of November 13, 2020 (as may be amended, supplemented, or otherwise modified from time to time), which is attached to the Restructuring Support Agreement as Exhibit D, pursuant to which the Backstop Commitment Parties have agreed to backstop the Rights Offering.

19. “Backstop Commitment Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement.

20. “Backstop Commitment Premium” has the meaning ascribed to such term in the Backstop Commitment Agreement.

21. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

22. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the Southern District of Texas.

23. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

24. “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 388] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

25. “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Texas or the State of New York are closed for business as a result of federal, state, or local holiday.

26. “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

27. “Cause of Action” means any and all claims, interests, controversies, actions, proceedings, reimbursement claims, contribution claims, recoupment rights, debts, third-party claims, indemnity claims, damages, remedies, causes of action, demands, rights, suits, obligations, liabilities, accounts, judgments, defenses, offsets, powers, privileges, licenses, franchises, Avoidance Actions, counterclaims and cross-claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, direct or indirect, assertable directly or derivatively, choate or inchoate, reduced to judgment or otherwise, secured or unsecured, whether arising before, on, or after the Petition Date, in tort, law, equity, or otherwise pursuant to any theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; and (c) such claims and defenses as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

28. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

29. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

30. “Claims Bar Date” means the applicable deadline by which Proofs of Claim must be Filed, as established by (a) the Bar Date Order, (b) a Final Order of the Bankruptcy Court, or (c) the Plan.

31. “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

32. “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

33. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

34. “Committee” means the official committee of unsecured creditors of the Debtors, appointed by the U.S. Trustee pursuant to section 1102 of the Bankruptcy Code on November 27, 2020 [Docket No. 248], the membership of which may be reconstituted from time to time.

35. “Committee Challenge Period” means “Challenge Period” as defined in Section 5 of the DIP Order, as extended exclusively for certain enumerated challenges first through March 29, 2021 by the Stipulation and Agreed Order Further Extending the Challenge Period Through March 29, 2021 [Docket No. 965], and then through April 16, 2021 by the Stipulation and Agreed Order Further Extending the Challenge Period Through April 16, 2021 [Docket No. 1038].

36. “Committee Member Fees” means, collectively, up to $100,000 in the aggregate of outstanding, reasonable, and documented fees and expenses of the members of the Committee, including reasonable and documented fees and expenses of professionals retained on behalf of the members of the Committee.

37. “Committee Standing Motion” means the Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action Against Insiders on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 903].

38. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

39. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

40. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

41. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

42. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

43. “Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

44. “Consenting RBL Lenders” has the meaning set forth in the Restructuring Support Agreement.

45. “Consenting Stakeholder Consent Rights” means, with respect to each Definitive Document, the applicable consent, approval, and/or consultation right with respect to such Definitive Document as set forth in the Restructuring Support Agreement.

46. “Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

47. “Consummation” means the occurrence of the Effective Date.

48. “Convenience Claim” means any Allowed General Unsecured Claim in an Allowed amount that is greater than $0 but less than or equal to the Convenience Claim Threshold; provided that a Holder of an Allowed General Unsecured Claim in excess of the Convenience Claim Threshold may irrevocably elect on its Convenience Claim Opt-In Form to have such Claim irrevocably reduced to the Convenience Claim Threshold and treated as a Convenience Claim for the purposes of the Plan, in full and final satisfaction of such Claim.

49. “Convenience Claim Opt-In Form” means a form, to be sent by the Solicitation Agent on or after the Confirmation Date to Holders of General Unsecured Claims who hold unliquidated General Unsecured Claims or General Unsecured Claims in excess of the Convenience Claim Threshold, by which such Holders may irrevocably elect to have their General Unsecured Claims irrevocably reduced to the amount of the Convenience Claim Threshold and treated as Convenience Claims for the purposes of the Plan, in full and final satisfaction of such Claims.

50. “Convenience Claim Threshold” means $300,000.

51. “Convenience Claims Distribution Pool” means Cash in an amount equal to $3 million; provided that the Unsecured Claims Distribution Trustee may increase the Convenience Claims Distribution Pool by the Convenience Claims Distribution Pool Adjustment; provided, further, that no Holder of an Allowed Convenience Claim shall receive a distribution in excess of 100% of such Allowed Convenience Claim; provided, further, that to the extent the aggregate Convenience Claims exceed the Convenience Claims Distribution Pool (after giving effect to the Convenience Claims Distribution Pool Adjustment, if any), Holders of such claims will receive their Pro Rata share of the Convenience Claims Distribution Pool; provided, further, that any excess Cash in the Convenience Claims Distribution Pool after all distributions are made shall be transferred to the Gulfport Parent Cash Pool.

52. “Convenience Claims Distribution Pool Adjustment” means one or more discretionary adjustments by the Unsecured Claims Distribution Trustee to increase the Convenience Claims Distribution Pool by an amount that shall not exceed the additional aggregate amount of up to $2 million (for a total Convenience Claims Distribution Pool of up to $5 million) from the Gulfport Parent Cash Pool, which shall reduce the Gulfport Parent Cash Pool on a dollar-for-dollar basis; provided, however, that any amount of a Convenience Claims Distribution Pool Adjustment that is ultimately not distributed to Holders of Convenience Claims shall be transferred to the Gulfport Parent Cash Pool.

53. “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

54. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, managers’, officers’, and/or employees’ liability and all agreements, documents, or instruments relating thereto.

55. “Debtors” has the meaning set forth in the preamble.

56. “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement. Each Definitive Document shall be consistent with the Restructuring Support Agreement and otherwise subject to the Consenting Stakeholder Consent Rights.

57. “DIP Agent” means the Bank of Nova Scotia, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

58. “DIP Claim” means a Claim held by the DIP Lenders or the DIP Agent arising under or relating to the DIP Credit Agreement or the DIP Order, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement, but, for the avoidance of doubt, excluding the First Lien Adequate Protection Claims.

59. “DIP Credit Agreement” means that certain debtor-in-possession credit agreement that governs the DIP Facility (as may be amended, supplemented, or otherwise modified from time to time), dated as of November 17, 2020, by and among Gulfport Parent, as borrower, certain Debtor guarantors, the DIP Lenders, and the DIP Agent.

60. “DIP Facility” means the $262.5 million debtor-in-possession credit facility to be provided to the Debtors on the terms and conditions of the DIP Credit Agreement and the DIP Orders and that shall be consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

61. “DIP Lenders” means the lenders party to the DIP Credit Agreement.

62. “DIP Loan Documents” means the DIP Credit Agreement and all other Loan Documents (as defined in the DIP Credit Agreement).

63. “DIP Orders” means the interim order approving the DIP Facility [Docket No. 114] and the final order approving the DIP Facility [Docket No 468], to be Filed and approved by the Bankruptcy Court in the Chapter 11 Cases in accordance with the DIP Credit Agreement and the Restructuring Support Agreement.

64. “Disbursing Agent” means, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors, with the consent of the Required Consenting Stakeholders, to make or facilitate distributions pursuant to the Plan, including, for the avoidance of doubt, the Unsecured Claims Distribution Trustee; provided that all distributions on account of Notes Claims shall be made to, or at the direction of, the Notes Trustee for distribution in accordance with the Plan.

65. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, in each case, as may be amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, to be approved pursuant to the Disclosure Statement Order.

66. “Disclosure Statement Order” means the order (and all exhibits thereto), entered by the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials, and allowing solicitation of the Plan to commence, entered on February 24, 2021 [Docket No. 831] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

67. “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

68. “Distribution Date” means, except as otherwise set forth herein and except as to distributions to Holders of public Securities (including Notes and Existing Common Stock deposited with DTC) the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.

69. “Distribution Record Date” means, other than with respect to Holders of public Securities (including Notes and Existing Common Stock deposited with DTC) the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as is announced by the Debtors or designated in a Final Order. The Distribution Record Date shall not apply to any public Securities (including Notes deposited with DTC and Existing Common Stock) the Holders of which shall receive a distribution in accordance with Article VI.D.5 of the Plan and the customary procedures of DTC, as applicable.

70. “DTC” means The Depository Trust Company.

71. “Effective Date” means the date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

72. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

73. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

74. “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their respective members, including the Committee and its current and former members; (d) the Unsecured Claims Distribution Trustee, (e) the Ad Hoc Noteholder Group and each of its members; (f) the Consenting Stakeholders; (g) the Agents; (h) the Notes Trustee; (i) the DIP Lenders; (j) the Lender Swap Counterparties; (k) the Backstop Commitment Parties; (l) the Exit Facility Secured Parties; and (m) each Related Party of each Entity in clauses (a) through (l); provided that no current or former Holder of Existing Interests in Gulfport Parent, each in their capacity as such, is an Exculpated Party unless such Holder is also a (y) current director, officer, or employee of a Debtor or an Affiliate of a Debtor; or (z) a Consenting Stakeholder.

75. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

76. “Existing Common Stock” means existing common stock of Gulfport Parent.

77. “Existing Interests” means any Interest in Gulfport Parent.

78. “Exit Collateral Agent” means The Bank of Nova Scotia (or its designee), in its capacity as a collateral agent under and pursuant to the terms of the Exit Facility Documentation.

79. “Exit Facility” means, collectively, the Exit RBL/Term Loan A Facility and the Exit Term Loan B Facility.

80. “Exit Facility Agent” means, collectively, the Exit RBL/Term Loan A Facility Agent, the Exit Term Loan B Facility Agent, and the Exit Collateral Agent.

81. “Exit Facility Collateral” shall have the meaning ascribed to the term “Collateral” and any similar term in the Exit Facility Documentation, as applicable, which shall, from and after the Effective Date secure the Exit Facility pursuant to the Exit Facility Documentation on a first-priority basis.

82. “Exit Facility Documentation” means the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility Documentation, and the applicable collateral agency agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Facility, the material documents of which shall be included in the Plan Supplement, and which shall be consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

83. “Exit Facility Loan Agreements” means those certain loan agreements memorializing the Exit Facility, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), certain affiliates thereof that are obligors under the Exit Facility, certain Exit Facility Agents, and the lenders thereunder.

84. “Exit Facility Secured Parties” means the Exit RBL/Term Loan A Facility Secured Parties and the Exit Term Loan B Facility Secured Parties.

85. “Exit Facility Term Sheet” means the term sheet attached as Exhibit F to the Restructuring Support Agreement.

86. “Exit RBL/Term Loan A Facility” means the first lien reserve-based revolving credit facility with an initial borrowing base of $580 million, and the term loan facility in the aggregate amount determined in accordance with the Plan and Restructuring Support Agreement, each of which shall be on such terms as set forth in the Exit RBL/Term Loan A Facility Documentation, consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

87. “Exit RBL/Term Loan A Facility Agent” means The Bank of Nova Scotia (or any successor thereto), as administrative agent under the Exit RBL/Term Loan A Facility, solely in its capacity as such.

88. “Exit RBL/Term Loan A Facility Documentation” means, in connection with the Exit RBL/Term Loan A Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust Uniform Commercial Code statements, and other loan documents governing the Exit RBL/Term Loan A Facility, the material documents of which shall be included in the Plan Supplement, consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

89. “Exit RBL/Term Loan A Facility Secured Parties” means the lenders under the Exit RBL/Term Loan A Facility (including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, book-runners, and/or letter of credit issuers thereto, each solely in their capacity as such).

90. “Exit Term Loan B Facility” means the new last-out term loan lending facility in the aggregate amount determined in accordance with the Plan and Restructuring Support Agreement, which shall be on such terms as set forth in the Exit Term Loan B Facility Documentation.

91. “Exit Term Loan B Facility Agent” means The Bank of Nova Scotia (or any successor thereto), as administrative agent under the Exit Term Loan B Facility, solely in its capacity as such.

92. “Exit Term Loan B Facility Documentation” means, in connection with the Exit Term Loan B Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Term Loan B Facility, the material documents of which shall be included in the Plan Supplement, and which shall be consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

93. “Exit Term Loan B Facility Secured Parties” means the lenders under the Exit Term Loan B Facility, including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, bookrunners, and/or letter of credit issuers thereto, each solely in their capacity as such.

94. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

95. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

96. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

97. “First Lien Adequate Protection Claims” means the adequate protection Claims granted to the RBL Agent for the benefits of the RBL Lenders pursuant to the DIP Orders.

98. “General Unsecured Claim” means any Unsecured Claim against any of the Debtors, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a Notes Claim; or (e) an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (x) Claims resulting from the rejection of Executory Contracts and Unexpired Leases; (y) Unsecured Claims resulting from litigation against one or more of the Debtors; and (z) any Unsecured Surety Bond Claims.

99. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

100. “Gulfport Parent” means Debtor Gulfport Energy Corporation, a Delaware corporation.

101. “Gulfport Parent Cash Pool” means $10 million; provided that the Gulfport Parent Cash Pool will be reduced on a dollar-for-dollar basis to the extent that the Unsecured Claims Distribution Trustee makes a Convenience Claims Distribution Pool Adjustment and/or increased on an dollar-for-dollar basis to the extent of any excess Cash in the Convenience Claims Distribution Pool after making all distributions to Allowed Convenience Claims.

102. “Gulfport Parent Equity Pool” means New Common Stock in an amount equal to 4% of all New Common Stock, subject to dilution by the Management Incentive Plan and any conversion of New Preferred Stock into New Common Stock.

103. “Gulfport Subsidiaries” means collectively, all Debtors other than Gulfport Parent.

104. “Gulfport Subsidiaries Equity Pool” means New Common Stock in an amount equal to 96% of all New Common Stock, subject to dilution by the Management Incentive Plan and any conversion of New Preferred Stock into New Common Stock.

105. “Hedging Order” has the meaning ascribed to it in the Restructuring Support Agreement.

106. “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

107. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

108. “Initial MIP Allocation” means, with respect to (a) David Wood, 28%, (b) Patrick Craine, 20%, (c) Quentin Hicks, 20%, (d) Donnie Moore, 20%, (e) R.J. Moses, 4%, (f) Michael Sluiter, 4% and (g) Lester Zitkus, 4%.

109. “Intercompany Claim” means any Claim held by a Debtor or Affiliate of a Debtor against another Debtor or Affiliate of a Debtor.

110. “Intercompany Interest” means other than an Interest in Gulfport Parent, any Interest in one Debtor held by another Debtor.

111. “Intercompany Settlement” means the full and final settlement and resolution of the Intercompany Claims, as set forth in the Plan, including the distributions to General Unsecured Claims and Notes Claims in Classes 4A, 4B, 5A, and 5B.

112. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, stock-settled restricted stock units, cash-settled restricted stock units, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security).

113. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 387] (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

114. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

115. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

116. “L/C Issuing Bank” means any issuer of letters of credit under the RBL Credit Agreement or the DIP Credit Agreement, or any successor issuer of letters of credit thereunder.

117. “Lender Swap Counterparty” has the meaning ascribed to it in the Hedging Order.

118. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

119. “Mammoth Shares” means the 9,829,548 shares of the common stock of Mammoth Energy Services, Inc. owned by the Debtors or the proceeds thereof, as applicable.

120. “Mammoth Investor Rights Agreement” means that certain Investor Rights Agreement, entered into and dated as of October 12, 2016, by and among Mammoth Energy Services, Inc., a Delaware corporation, and Gulfport Parent.

121. “Management Incentive Plan” means an incentive plan for certain participating employees of the Reorganized Debtors, to be established and implemented in accordance with Article IV.P of the Plan and consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights. The Management Incentive Plan will reserve for issuance a number of shares of New Common Stock equal to the Management Incentive Plan Pool, which will dilute all of the New Common Stock equally.

122. “Management Incentive Plan Participants” means David Wood, Patrick Craine, Quentin Hicks, Donnie Moore, R.J. Moses, Michael Sluiter, and Lester Zitkus.

123. “Management Incentive Plan Pool” means the pool of shares of New Common Stock representing (on a fully diluted and fully distributed basis) 10% of the total New Common Stock of the Reorganized Debtors, which is reserved for distribution to participants in the Management Incentive Plan.

124. “MIP Employment Agreements” means the (1) Employment Agreement by and between Gulfport Energy Corporation and David M. Wood, effective August 1, 2019, (2) Employment Agreement by and between Gulfport Energy Corporation and Donnie Moore, effective July 31, 2019, (3) Employment Agreement by and between Gulfport Energy Corporation and Quentin Hicks, effective August 26, 2019, and (4) Employment Agreement by and between Gulfport Energy Corporation and Patrick K. Craine, effective August 1, 2019, and (5) the employment agreements to be entered into on or prior to the Effective Date by Gulfport Energy Corporation and R.J. Moses, Michael Sluiter, and Lester Zitkus, which shall be on substantially the same terms as the other MIP Employment Agreements, making adjustments for such employee’s compensation as applicable; provided that with respect to any MIP Employment Agreement in (5), the applicable severance to be paid upon a change of control or termination without cause or for good reason shall be equivalent to one year of base compensation plus target bonus.

125. “New Board” means the board of directors or the board of managers, as applicable, of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent).

126. “New Common Stock” means the common stock of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent).

127. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents, of each of the Reorganized Debtors.

128. “New Preferred Stock” means the preferred stock of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent), which shall be consistent with the New Preferred Stock Term Sheet.

129. “New Preferred Stock Term Sheet” means that certain term sheet attached as Exhibit H to the Restructuring Support Agreement.

130. “New Unsecured Notes” means those certain unsecured notes in a principal amount of $550 million, which shall be issued pursuant to the New Unsecured Notes Indenture, and which shall be consistent with the New Unsecured Notes Term Sheet and the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights.

131. “New Unsecured Notes Documents” means, collectively, all agreements, indentures, documents (including security, collateral or pledge agreements or documents), letters of credit, mortgages, notes, instruments, and any other documents to be executed or delivered in connection with the New Unsecured Notes, including the New Unsecured Notes Indenture.

132. “New Unsecured Notes Indenture” means the new indenture for the New Unsecured Notes.

133. “New Unsecured Notes Term Sheet” means that certain term sheet attached as Exhibit I to the Restructuring Support Agreement.

134. “Notes” means, collectively, the 2023 Notes, the 2024 Notes, the 2025 Notes, and the 2026 Notes.

135. “Notes Claim” means any Claim of any kind whatsoever against any Debtor derived from, based upon, arising under, or relating to any of the Notes Indentures and any costs that are reimbursable by any Debtor pursuant to any of the Notes Indentures. On the Effective Date, the Notes Claims shall be deemed Allowed in the aggregate amount of approximately $1,823 million, inclusive of all unpaid principal amounts and accrued and unpaid interest on such principal amounts as of the Petition Date and all unpaid fees and expenses due under the Notes Indentures and, pursuant to Article IV.A, such Notes Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

136. “Notes Indentures” means collectively, the 2023 Notes Indenture, the 2024 Notes Indenture, the 2025 Notes Indenture, and the 2026 Notes Indenture.

137. “Notes Trustee” means UMB Bank, N.A., solely in its capacity as successor indenture trustee under the Notes Indentures, or any other successor trustee under the Notes Indentures.

138. “Notes Trustee Charging Lien” means any Lien or other priority in payment to which the Notes Trustee is entitled under the Notes Indentures, or any ancillary documents, instruments, or agreements, against distributions to be made to Holders of Notes Claims for payment of any Notes Trustee Fees.

139. “Notes Trustee Fees” means, collectively, to the extent not previously paid, all reasonable and documented compensation, fees, costs, expenses, disbursements, advances, and claims for indemnity, subrogation, and contribution, including, without limitation, the Notes Trustee’s attorneys’, financial advisors’ and agents’ reasonable and documented fees, expenses, and disbursements, incurred by or owed to the Notes Trustee, whether arising before or after the Petition Date or before or after the Effective Date, in each case to the extent provided for under the applicable Notes Indenture.

140. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

141. “Other Secured Claim” means any Secured Claim other than an RBL Claim or a DIP Claim.

142. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

143. “Petition Date” means November 13, 2020, the date on which the Debtors commenced the Chapter 11 Cases.

144. “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities in accordance with the Plan.

145. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, and consistent with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than seven days before the deadline set by the Disclosure Statement Order to object to the Plan or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Schedule of Proposed Cure Amounts; (e) the Schedule of Retained Causes of Action; (f) the material form Exit Facility Loan Agreements; (g) the Restructuring Steps Memorandum; (h) the New Unsecured Notes Indenture; (i) the Unsecured Claims Distribution Trust Agreement; and (j) the identity of the Unsecured Claims Distribution Trustee. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in the Plan and in accordance with the Restructuring Support Agreement and subject to the Consenting Stakeholder Consent Rights. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full, provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

146. “Plan Value” means the per share price of the New Common Stock as determined by the Debtors in good faith in accordance with general valuation principles, in a manner and amount acceptable to the Required Consenting Noteholders.

147. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

148. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan, unless otherwise indicated. For the avoidance of doubt, all Holders of Convenience Claims shall be considered a Class for purposes of calculating the allocation of the Convenience Claims Distribution Pool.

149. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

150. “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the total estimated Professional Fee Amount.

151. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C.3 of the Plan.

152. “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim. For the avoidance of doubt, the Transaction Expenses shall not be considered Professional Fee Claims, and any such amounts shall be paid in accordance with the Restructuring Support Agreement, the DIP Orders, and the Plan, as applicable.

153. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

154. “RBL Agent” means The Bank of Nova Scotia, solely in its capacity as administrative agent for the RBL Facility.

155. “RBL Claims” means any Claim against any Debtor derived from, based upon, or arising under the RBL Credit Agreement except Roll-Up DIP Claims.

156. “RBL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 27, 2013, by and among Gulfport Parent, as borrower, the Bank of Nova Scotia, as administrative agent and issuing bank, the Bank of Nova Scotia, KeyBank National Association, and PNC Bank, National Association, as joint lead arrangers and joint bookrunners, KeyBank National Association and PNC Bank, National Association, as co-syndication agents, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, N.A., and Barclays Bank PLC, as co-documentation agents, and each of the lenders party thereto, as amended by that certain First Amendment, dated as of April 23, 2014, that certain Second Amendment, dated as of November 26, 2014, that certain Third Amendment, dated as of April 10, 2015, that certain Fourth Amendment and Limited Consent and Waiver dated as of May 29, 2015, that certain Fifth Amendment dated as of September 18, 2015, that certain Sixth Amendment dated as of February 19, 2016, that certain Seventh Amendment dated as of December 13, 2016, that certain Eighth Amendment dated as of March 29, 2017, that certain Ninth Amendment dated as of May 4, 2017, that certain Tenth Amendment dated as of October 4, 2017, that certain Eleventh Amendment dated as of November 21, 2017, that certain Twelfth Amendment dated as of May 21, 2018, that certain Thirteenth Amendment dated as of November 28, 2018, and that certain Fourteenth Amendment dated as of June 3, 2019, that certain Fifteenth Amendment, dated as of May 1, 2020, and that certain Sixteenth Amendment, dated as of July 27, 2020, and as further amended, amended and restated, supplemented, or otherwise modified from time to time.

157. “RBL/DIP Preserved Rights” means the rights contemplated by Sections 2.03(c), 11.04(a), 11.04(b) and 11.04(c) of the RBL Credit Agreement and of the DIP Credit Agreement for indemnity in favor of the RBL Agent and the DIP Agent, respectively, and reimbursement in favor of L/C Issuing Banks, as applicable.

158. “RBL Facility” means the senior secured credit facility established under the RBL Credit Agreement.

159. “RBL Lenders” means the lenders party to the RBL Facility from time to time.

160. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

161. “Related Party” means, collectively, with respect to an Entity, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, fiduciaries, trustees, employees, agents (including any Disbursing Agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

162. “Released Claims” means any claim or interest that have been released, satisfied, stayed, terminated, discharged, or are subject to compromise and settlement pursuant to the Plan.

163. “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their members, including the Committee and its current and former members; (d) the Unsecured Claims Distribution Trustee; (e) the Ad Hoc Noteholder Group and each of its members; (f) the Consenting Stakeholders; (g) the Agents; (h) the Notes Trustee; (i) the RBL Lenders; (j) the DIP Lenders; (k) the Exit Facility Secured Parties; (l) the L/C Issuing Banks; (m) the Lender Swap Counterparties; (n) the Backstop Commitment Parties; (o) all Releasing Parties; (p) all Rights Offering Participants; (q) each Related Party of each Entity in clauses (a) through (p); provided, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

164. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their members, including the Committee and its members; (d) the Unsecured Claims Distribution Trustee; (e) the Ad Hoc Noteholder Group and each of its members; (f) the Consenting Stakeholders; (g) the Agents; (h) the Notes Trustee; (i) the RBL Lenders; (j) the DIP Lenders; (k) the Exit Facility Secured Parties; (l) the L/C Issuing Banks; (m) the Lender Swap Counterparties; (n) the Backstop Commitment Parties; (o) all Rights Offering Participants; (p) all Holders of Claims or Interests who vote to accept the Plan; (q)  all Holders of Claims or Interests that are deemed to accept the Plan and who do not opt out of the releases in the Plan; (r) all Holders of Claims or Interests that are deemed to reject the Plan and who do not opt out of the releases in the Plan; (s) all Holders of Claims or Interests who abstain from voting on the Plan and who do not opt out of the releases in the Plan; (t) all Holders of Claims or Interests who vote to reject the Plan and who do not opt out of the releases in the Plan; (u) each Related Party of each Entity in clause (a) through (t); provided, that for the avoidance of doubt, no Holder of a Claim that is party to or has otherwise signed the Restructuring Support Agreement may opt out of the releases; provided, further, that Rights Offering Participants may not opt out of the releases.

165. “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successors or assigns thereto, including, if applicable, Reorganized Gulfport Holdco.

166. “Reorganized Gulfport Holdco” means, assuming the Flip Merger occurs or Alternative Structure 2 is utilized, the new holding company that will be subject to the jurisdiction of the Bankruptcy Court upon formation and will either (i) own all of the equity of Gulfport Parent, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, in the case of the Flip Merger structure or (ii) be a wholly-owned Subsidiary of Gulfport Parent and will directly or indirectly own all of the equity of the Gulfport Subsidiaries, in the case of Alternative Structure 2, in each case as set forth in the Plan and the New Organizational Documents.

167. “Reorganized Gulfport Parent” means Gulfport Parent, as reorganized pursuant to and under the Plan, on and after the Effective Date, as set forth in the Plan and the New Organizational Documents.

168. “Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

169. “Required Consenting RBL Lenders” has the meaning set forth in the Restructuring Support Agreement.

170. “Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

171. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement.

172. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of November 13, 2020, by and among the Debtors and the Consenting Stakeholders, including all exhibits, schedules, and other attachments thereto, as such agreement may be amended, modified, or supplemented from time to time, solely in accordance with its terms thereof.

173. “Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan subject to the Consenting Stakeholder Consent Rights.

174. “Rights Offering” means the rights offering of at least $50 million in net proceeds to purchase of New Preferred Stock at a per share purchase price of $1,000, to be conducted pursuant to the Backstop Commitment Agreement and the Rights Offering Procedures, as further detailed in Article IV.D.3 of the Plan.

175. “Rights Offering Documents” means, collectively, any and all agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

176. “Rights Offering Participants” means those Persons who exercise Rights Offering Subscription Rights to participate in the Rights Offering.

177. “Rights Offering Procedures” means those certain rights offering procedures that are attached to the Disclosure Statement as Exhibit H.

178. “Rights Offering Stock” means New Preferred Stock to be issued pursuant to the Rights Offering.

179. “Rights Offering Subscription Rights” means the rights to purchase the Rights Offering Stock pursuant to the Rights Offering.

180. “Roll-Up DIP Claims” means RBL Claims rolled-up pursuant to the terms of the DIP Loan Documents in an aggregate amount of $157.5 million.

181. “Royalty and Working Interests” means the working interests granting the Holder thereof the right to exploit oil and gas and associated hydrocarbons, and the royalties and mineral interests in the production of hydrocarbons; but, in each case, only to the extent that the applicable interest is considered an interest in real property under applicable law.

182. “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.

183. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement.

184. “Schedule of Retained Causes of Action” means the schedule of Causes of Action that shall vest in the Reorganized Debtors on the Effective Date, which, for the avoidance of doubt, shall not include any of the Causes of Action that are settled, released, or exculpated under the Plan.

185. “SEC” means the United States Securities and Exchange Commission.

186. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

187. “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

188. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time, or any similar federal, state, or local law.

189. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

190. “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

191. “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

192. “Stingray Litigation” means that action pending in the Superior Court of the State of Delaware captioned Gulfport Energy Corporation v. Stingray Pressure Pumping, LLC (19C-12-143-WML).

193. “Transaction Expenses” means, collectively, the Notes Trustee Fees, the Committee Member Fees, and all reasonable and documented fees, expenses, and disbursements of the advisors to the Consenting Stakeholders with respect to the efforts to implement the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors or Reorganized Debtors, including: (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP; (b) Houlihan Lokey, Inc.; (c) Opportune LLP; (d) Latham & Watkins, LLP; (e) local counsel in each applicable jurisdiction; and (f) other professionals, advisors, and experts engaged from time to time by or on behalf of the Consenting Stakeholders.

194. “U.S. Trustee” means the United States Trustee for the Southern District of Texas.

195. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors or the Unsecured Claims Distribution Trustee, as applicable, of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ or Unsecured Claims Distribution Trustee’s requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

196. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

197. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

198. “Unsecured Claim” means any Claim that is not a Secured Claim.

199. “Unsecured Claims Distribution Trust” means the trust or other legal entity established on the Effective Date in accordance with the Unsecured Claims Distribution Trust Agreement, which trust or other legal entity shall have the powers and responsibilities set forth in Article VIII.J of the Plan and in the Unsecured Claims Distribution Trust Agreement.

200. “Unsecured Claims Distribution Trust Agreement” means that certain trust agreement, the form of which shall be included in the Plan Supplement.

201. “Unsecured Claims Distribution Trustee” means the trustee, who shall be selected by the Committee to coordinate administration and other activities of the Unsecured Claims Distribution Trust in accordance with the Unsecured Distribution Trust Agreement.

202. “Unsecured Surety Bond Claims” means, collectively, General Unsecured Claims arising from the Debtors’ prepetition surety bond program.

203. “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting under the Plan.

B.	Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Restructuring Support Agreement, Plan, or Confirmation Order, as applicable; (3) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (4) unless otherwise specified, all references herein to “Articles” are references to Articles hereof; (5) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (6) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, charters, bylaws, partnership agreements, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable Law, including the Bankruptcy Code and Bankruptcy Rules; (8) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (14) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (15) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code or Bankruptcy Rules), and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, including the Plan Supplement, or the Disclosure Statement, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the Consenting Stakeholder Consent Rights), with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights or obligations.

Additionally, notwithstanding anything herein to the contrary (or the absence of a reference herein), the Plan (for the avoidance of doubt, including the Plan Supplement) and the Confirmation Order shall be reasonably acceptable to the Committee.

Article II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS,
PRIORITY CLAIMS, and Restructuring Expenses

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date.

B.	DIP Claims.

On the Effective Date, the DIP Facility shall be indefeasibly converted into the Exit Facility, and all commitments under the DIP Credit Agreement shall terminate. Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim (subject to the last sentence of this Article II.B), each Holder of an Allowed DIP Claim shall receive its Pro Rata share of participation in the Exit RBL/Term Loan A Facility in accordance with the Exit Facility Documentation; provided, however, that to the extent the aggregate principal amount of the Exit Facilities outstanding on the Effective Date is more than the difference of $580 million minus the minimum availability threshold required under the Exit RBL/Term Loan Facility, each Holder of an Allowed DIP Claim shall receive a Pro Rata share of a distribution in Cash in an amount sufficient to reduce the aggregate principal amount of the Exit Facilities outstanding on the Effective Date to such difference, with such distribution in Cash applied first to Claims in respect of the New Money Facility (as defined in the DIP Credit Agreement) until payment in full of such Claims, and second to Claims in respect of the Roll Up Facility (as defined in the DIP Credit Agreement) up to payment in full of such Claims provided, further, that in the event the Debtors elect not to consummate the Exit Facility, the Debtors shall indefeasibly pay the DIP Facility in full in cash or provide such other treatment, solely with respect to the Roll Up Facility, as is agreed by the Majority Lenders (as defined in the DIP Credit Agreement) in their sole direction; provided, for the avoidance of doubt, that the Allowed DIP Claims on account of the New Money Facility shall be paid in full in cash unless the Holder of such Claims consents otherwise in writing. Upon the indefeasible satisfaction in full of the DIP Claims and termination of all commitments under the DIP Credit Agreement in accordance with the terms of this Article II.B, on the Effective Date all Liens and security interests granted to secure such DIP Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.	Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court, including the Interim Compensation Order. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code. To the extent that funds held in the Professional Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2. Professional Escrow Account.

No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Debtors’ Estates. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

F.	Transaction Expenses.

The Transaction Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement or any Final Order of the Bankruptcy Court) without any requirement: (1) to file a fee application with the Bankruptcy Court; (2) for review or approval by the Bankruptcy Court or any other party; or (3) to provide itemized time detail. All Transaction Expenses to be paid on the Effective Date shall be estimated as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Transaction Expenses. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay Transaction Expenses related to implementation, Consummation, and defense of the Plan after the Effective Date when due and payable in the ordinary course, whether incurred before, on, or after the Effective Date without any requirement: (1) to file a fee application with the Bankruptcy Court; (2) for review or approval by the Bankruptcy Court or any other party; or (3) to provide itemized time detail.

The Debtors will pay the Notes Trustee Fees as provided in, and subject to any limitations set forth in, the Notes Indentures. If the Debtors dispute any requested Notes Trustee Fees, the Debtors or Reorganized Debtors, as applicable, shall (i) pay the undisputed portion of Notes Trustee Fees, and (ii) notify the Notes Trustee of such dispute within two days after presentment of the invoices by the Notes Trustee. The Notes Trustee reserves the right to exercise its Notes Trustee Charging Lien in accordance with the applicable Notes Indenture. Any dispute in connection with the Notes Trustee’s exercise of the Notes Trustee Charging Lien shall be governed by the terms of the Notes Indentures and may be submitted by the Notes Trustee, Debtors, or Reorganized Debtors, as applicable, to the Bankruptcy Court. Nothing herein shall be deemed to impair, waive, discharge, or negatively impact the Notes Trustee Charging Lien.

G.	Ordinary Course Operating and Capital Expenditures.

Notwithstanding anything herein to the contrary, including the distributions contemplated in Article III, all undisputed Claims on account of operating expenses or capital expenditures, or any undisputed portions thereof, shall be paid in full by the Debtors pursuant to any applicable Bankruptcy Court order on or before the Effective Date (including, without limitation, pursuant to the Final Order (I) Authorizing the Payment of (A) Operating Expenses, (B) Marketing Expenses, (C) Shipping and Warehousing Claims, (D) 503(b)(9) Claims, and (E) Outstanding Orders, and (II) Granting Related Relief [Docket. No. 386]) and upon such payment, the Holders of such Claims shall not receive distributions under the Plan as Secured Claims, Convenience Claims, General Unsecured Claims against Gulfport Parent, or General Unsecured Claims against Gulfport Subsidiaries, as applicable.

H.	Payments Pursuant to Settlements.

Notwithstanding anything herein to the contrary, including the distributions contemplated in Article III, all settlements with the Debtors approved by the Bankruptcy Court (a) prior to the Effective Date and (b) any settlements of claims related to: (i) J&R Passmore, LLC, et al., v. Rice Drilling D LLC, et al., Case No. 2:18-cv-1587 (United States District Court, Southern District of Ohio, Eastern Division); (ii) TERA, LLC, v. Rice Drilling D, LLC, et al., Case No. 17-cv-344 (Court of Common Pleas, Belmont County, Ohio); and (iii) TERA II, LLC, et al., v. Rice Drilling D, LLC, et al., Case No. 2:19-cv-2221 (United States District Court, Southern District of Ohio, Eastern Division) shall be funded by the Debtors or the Reorganized Debtors pursuant to any applicable Bankruptcy Court order and upon such funding such settled Claims shall not receive distributions under the Plan as Secured Claims, Convenience Claims, General Unsecured Claims against Gulfport Parent, or General Unsecured Claims against Gulfport Subsidiaries, as applicable.

Article III.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The Plan constitutes a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors (except for Class 4A General Unsecured Claims against Gulfport Parent, Class 5A Notes Claims against Gulfport Parent, and Class 8 Existing Interests in Gulfport Parent, which shall only apply to Debtor Gulfport Parent, and Class 4B General Unsecured Claims against Gulfport Subsidiaries and Class 5B Notes Claims against Gulfport Subsidiaries, which shall only apply to the Gulfport Subsidiary Debtors). All of the potential Classes for the Debtors are set forth herein. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	RBL Claims	Impaired	Entitled to Vote
Class 4A	General Unsecured Claims against Gulfport Parent	Impaired	Entitled to Vote
Class 4B	General Unsecured Claims against Gulfport Subsidiaries	Impaired	Entitled to Vote
Class 4C	Convenience Claims	Impaired	Entitled to Vote
Class 5A	Notes Claims against Gulfport Parent	Impaired	Entitled to Vote
Class 5B	Notes Claims against Gulfport Subsidiaries	Impaired	Entitled to Vote
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	Existing Interests in Gulfport Parent	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, as applicable, except to the extent different treatment is agreed to in writing by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1. Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Allowed Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Stakeholders (such consent not to be unreasonably withheld):

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Allowed Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 – RBL Claims

(a)	Classification: Class 3 consists of all Allowed RBL Claims.

(b)	Allowance: Solely with respect to the RBL Claims, on the Effective Date, the RBL Claims shall be Allowed in the aggregate principal amount of approximately $442 million, after accounting for the Roll-Up DIP Claims, plus any accrued, unpaid pre- and postpetition interest on such principal amount at the applicable contractual interest rate, any unpaid fees and expenses payable in accordance with the RBL Credit Agreement, and any other obligations payable under the RBL Credit Agreement, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(c)	Treatment: Each Holder of an Allowed RBL Claim shall receive, at the option of each such Holder, either:

(i)	if such Holder elects to participate in the Exit RBL/Term Loan A Facility, its Pro Rata share of the Exit RBL/Term Loan A; or

(ii)	if such Holder does not elect to participate in the Exit RBL/Term Loan A Facility (including by not making any election with respect to the Exit Facility on the ballot), its Pro Rata share of the Exit Term Loan B Facility.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed RBL Claims are entitled to vote to accept or reject the Plan.

4A. Class 4A – General Unsecured Claims against Gulfport Parent

(a)	Classification: Class 4A consists of all Allowed General Unsecured Claims against Gulfport Parent.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim against Gulfport Parent shall receive, in full and final satisfaction of such Claim, its Pro Rata[1] share of (i) the Gulfport Parent Equity Pool, (ii) the Gulfport Parent Cash Pool, and (iii) the Mammoth Shares; provided, that once all Holders of Allowed Class 4A Claims have received a 100% recovery (based on Plan Value for the New Common Stock, the value of the Gulfport Parent Cash Pool and a valuation of the Mammoth Shares pursuant to a methodology to be agreed by the Debtors, the Committee and the Required Consenting Noteholders prior to the Effective Date), then any excess value held for the benefit of Holders of Class 4A Claims shall be reallocated as follows: first, to the extent Allowed 4C Claims exceed $5 million, (A) 50% of such excess value to the Unsecured Claims Distribution Trustee for the benefit of Holders of Class 4C Convenience Claims, until all Holders of Class 4C Convenience Claims would receive a 100% recovery on their Claims up to the Convenience Claim Threshold, and (B) the remaining 50% of such excess value shall be transferred by the Unsecured Claims Distribution Trustee to the Reorganized Debtors, with any New Common Stock that is a portion of such remaining 50% being cancelled instead of transferred; and second, after all Holders of Class 4C Convenience Claims have received a 100% recovery on their Claims up to the Convenience Claim Threshold, any remaining shares of New Common Stock in the Gulfport Parent Equity Pool shall be cancelled and other remaining property held by the Unsecured Claims Distribution Trust shall be transferred by the Unsecured Claims Distribution Trustee to the Reorganized Debtors.

[1]	For the treatment set forth in this Article III.B.4A.b, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Parent and, solely with respect to the Gulfport Parent Equity Pool, the Notes Claims against Gulfport Parent to the extent set forth in Article III.B.5A.c.

(c)	Voting: Class 4A is Impaired under the Plan. Holders of Allowed General Unsecured Claims against Gulfport Parent are entitled to vote to accept or reject the Plan.

4B. Class 4B – General Unsecured Claims against Gulfport Subsidiaries

(a)	Classification: Class 4B consists of all Allowed General Unsecured Claims against Gulfport Subsidiaries.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim against Gulfport Subsidiaries shall receive, in full and final satisfaction of such Claim, its Pro Rata[2] share of the: (i) Gulfport Subsidiaries Equity Pool, (ii) Rights Offering Subscription Rights, and (iii) New Unsecured Notes.

All undisputed Claims on account of operating expenses or capital expenditures shall be paid in full by the Debtors pursuant to any applicable Bankruptcy Court order on or before the Effective Date and upon such payment shall not receive distributions as General Unsecured Claims against Gulfport Subsidiaries.

(c)	Voting: Class 4B is Impaired under the Plan. Holders of Allowed General Unsecured Claims against Gulfport Subsidiaries are entitled to vote to accept or reject the Plan.

4C. Class 4C – Convenience Claims

(a)	Classification: Class 4C consists of all Convenience Claims, including those Allowed General Unsecured Claims in excess of the Convenience Claim Threshold for which the Holder of such Claim timely elects on a Convenience Claim Opt-In Form to have such Claim irrevocably reduced to the Convenience Claim Threshold and treated as a Convenience Claim in full and final satisfaction of such Claim. Eligibility for Class 4C shall be determined on the date that is ninety days after the Effective Date, and only Holders who have Allowed Convenience Claims and, with respect to Holders of Allowed General Unsecured Claims in excess of the Convenience Claim Threshold, have submitted a Convenience Claim Opt-In Form with respect to such Claims, in each case as of that date, shall be considered eligible for classification in Class 4C.

(b)	Treatment: Each Holder of an Allowed Convenience Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of Convenience Claims Distribution Pool; provided that no Holder of an Allowed Convenience Claim shall receive a distribution in excess of 100% of such Allowed Convenience Claim.

(c)	Voting: Class 4C is Impaired under the Plan. Holders of Allowed Convenience Claims were entitled to vote to accept or reject the Plan as members of Classes 4A or 4B.

[2]	For the treatment set forth in this Article III.B.4B.b, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Subsidiaries and Notes Claims against Gulfport Subsidiaries.

5A. Class 5A – Notes Claims against Gulfport Parent

(a)	Classification: Class 5A consists of all Allowed Notes Claims against Gulfport Parent.

(b)	Allowance: On the Effective Date, the Notes Claims shall be Allowed in the aggregate amount of approximately $1,823 million, inclusive of all unpaid principal amounts and accrued and unpaid interest on such principal amounts as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Notes Indentures, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(c)	Treatment: Each Holder of an Allowed Notes Claim against Gulfport Parent shall receive, in full and final satisfaction of such Claim, its Pro Rata[3] share of the Gulfport Parent Equity Pool; provided, however, that the Holders of Notes Claims against Gulfport Parent shall waive any recovery from the Gulfport Parent Equity Pool resulting from New Common Stock issued in satisfaction of any Class 4B Unsecured Surety Bond Claims (prior to and not including any dilution by the Management Incentive Plan or any conversion of New Preferred Stock into New Common Stock); provided, further, that once the Holders of Notes Claims and Holders of Class 4B Unsecured Surety Bond Claims, together, receive distributions of 96% of the New Common Stock (prior to and not including any dilution by the Management Incentive Plan or any conversion of New Preferred Stock into New Common Stock) in the aggregate on account of their Notes Claims against all Debtors, the Holders of Notes Claims shall waive any excess recovery on account of their Pro Rata share of the Gulfport Parent Equity Pool until Holders of Allowed General Unsecured Claims against Gulfport Parent have received New Common Stock, Cash, and Mammoth Shares with a value sufficient to satisfy their Allowed General Unsecured Claims against Gulfport Parent in full (based on Plan Value); provided further, however, distributions to any Holder of a Notes Claim against Gulfport Parent shall be subject to the rights and terms of the Notes Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien. For the avoidance of doubt, Holders of Notes Claims against Gulfport Parent shall not be entitled to, and are waiving any right to, receive any distribution from the Gulfport Parent Cash Pool or the Mammoth Shares.

(d)	Voting: Class 5A is Impaired under the Plan. Holders of Allowed Notes Claims against Gulfport Parent are entitled to vote to accept or reject the Plan.

5B. Class 5B – Notes Claims against Gulfport Subsidiaries

(a)	Classification: Class 5B consists of all Allowed Notes Claims against Gulfport Subsidiaries.

[3]	For the treatment set forth in this Article III.B.5A.c, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Parent and, solely with respect to the Gulfport Parent Equity Pool, the Notes Claims against Gulfport Parent to the extent set forth in this Article III.B.5A.c.

(b)	Allowance: On the Effective Date, the Notes Claims shall be Allowed in the aggregate amount of approximately $1,823 million, inclusive of all unpaid principal amounts and accrued and unpaid interest on such principal amounts as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Notes Indentures, against each of the Debtors that are obligors under the Notes Indentures and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(c)	Treatment: Each Holder of an Allowed Notes Claim against Gulfport Subsidiaries shall receive, in full and final satisfaction of such Claim, its Pro Rata[4] share of the: (i) Gulfport Subsidiaries Equity Pool, (ii) Rights Offering Subscription Rights, and (iii) New Unsecured Notes; provided, however, distributions to any Holder of a Notes Claim against Gulfport Subsidiaries shall be subject to the rights and terms of the Notes Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien.

(d)	Voting: Class 5B is Impaired under the Plan. Holders of Allowed Notes Claims against Gulfport Subsidiaries are entitled to vote to accept or reject the Plan.

6. Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: The Plan and the distributions contemplated thereby constitute a global settlement of any and all Intercompany Claims and causes of action by and between any of the Debtors that may exist as of the Effective Date, and any and all Intercompany Claims will be cancelled on the Effective Date in exchange for the distributions contemplated by the Plan to Holders of Claims against and Interests in the respective Debtor entities. The Plan shall be considered a settlement of the Intercompany Claims pursuant to Bankruptcy Rule 9019.

(c)	Voting: Class 6 is Unimpaired under the Plan if Intercompany Claims are Reinstated or Impaired under the Plan if Intercompany Claims are cancelled. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: Holders of Intercompany Interests shall receive no recovery or distribution and shall be Reinstated solely to the extent necessary to maintain the Debtors’ prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock and New Preferred Stock.

(c)	Voting: Class 7 is Unimpaired under the Plan if Intercompany Interests are Reinstated or Impaired under the Plan if Intercompany Interests are cancelled. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

[4]	For the treatment set forth in this Article III.B.5B.c, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Subsidiaries and Notes Claims against Gulfport Subsidiaries.

8. Class 8 – Existing Interests in Gulfport Parent

(a)	Classification: Class 8 consists of all Existing Interests in Gulfport Parent.

(b)	Treatment: On the Effective Date, all Existing Interests in Gulfport Parent shall be cancelled, released, and extinguished, and will be of no further force or effect.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Existing Interests in Gulfport Parent are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Interests in Gulfport Parent are not entitled to vote to accept or reject the Plan.

9. Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court.

(c)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be cancelled, released, and extinguished, and will be of no further force or effect.

(d)	Voting: Class 9 is Impaired under the Plan. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Section 510(b) Claims (if any) are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote on the Plan and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock and New Preferred Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, enforceability, priority, or extent of the Notes Claims, (2) any Claim to avoid, subordinate, or disallow any Notes Claim whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise, and (3) any disputes concerning in any way the validity, effectiveness, or priority of the Intercompany Claims. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

Certain Claims and Causes of Action may exist between one or more of the Debtors and one or more of its Affiliates, which Claims and Causes of Action have been settled, and such settlement is reflected in the treatment of the Intercompany Claims and the Claims against and Interests in each Debtor entity. The Plan shall be deemed a motion to approve the good faith compromise and settlement of such Claims and Causes of Action pursuant to Bankruptcy Rule 9019.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include, in accordance with the Consenting Stakeholder Consent Rights: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the formation of Reorganized Gulfport Holdco and such other implementation steps as set forth in the Restructuring Steps Memorandum; (5) the creation of the Unsecured Claims Distribution Trust in accordance with the Unsecured Claims Distribution Trust Agreement; and (6) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

The Debtors shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan and the Restructuring Transactions in accordance with the Restructuring Steps Memorandum.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, in consultation with the Consenting Stakeholders and subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facility Documentation, as the boards of directors or boards of managers of the applicable Reorganized Debtors deem appropriate.

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand as of the Effective Date, including the proceeds from the DIP Facility and the Exit Facility, (2) the New Common Stock and the New Preferred Stock, (3) the New Unsecured Notes, (4) the Rights Offering Subscription Rights, and (5) the Mammoth Shares.

1. Issuance of New Common Stock and New Preferred Stock.

As set forth in the Restructuring Steps Memorandum, the Debtors presently intend to implement a flip merger at least one day prior to or on the Effective Date (the “Flip Merger”). However, it is possible that the parties will decide to undertake one of two alternative structures described below in lieu of undertaking the Flip Merger, in which case, the New Common Stock, Rights Offering Subscription Rights, and New Preferred Stock will instead represent interests in Reorganized Gulfport Parent.

Assuming the Flip Merger occurs, all Interests in Reorganized Gulfport Holdco held by Holders of Existing Interests as a result of the Flip Merger will be canceled as of the Effective Date and on the Effective Date or as soon as reasonably practicable thereafter, (a) Reorganized Gulfport Holdco will issue the New Common Stock and Rights Offering Subscription Rights to Reorganized Gulfport Parent, which shall distribute such New Common Stock and Rights Offering Subscription Rights, as applicable, to each Holder of a Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan and (b) Reorganized Gulfport Holdco will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). However, it is possible that the parties will agree to utilize an alternative structure. In the first alternative structure (“Alternative Structure 1”), (x) all Existing Interests will be cancelled, (y) Reorganized Gulfport Parent will issue and distribute New Common Stock and Rights Offering Subscription Rights directly to each Holder of a Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan, and (z) Reorganized Gulfport Parent will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). In the second alternative structure (“Alternative Structure 2”), (i) all Existing Interests will be cancelled, (ii) Reorganized Gulfport Parent will issue New Common Stock and Rights Offering Subscription Rights to Reorganized Gulfport Holdco, which shall distribute such New Common Stock and Rights Offering Subscription Rights, as applicable, to each Holder of a Class 4B Claim and each Holder of a Class 5B Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan, (iii) Reorganized Gulfport Parent will issue and distribute New Common Stock directly to each Holder of a Class 4A Claim and each Holder of a Class 5A Claim that is entitled to receive New Common Stock in exchange for such Claim pursuant to the Plan, and (iv) Reorganized Gulfport Parent will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). Under each such structure, the issuance of New Common Stock and New Preferred Stock will be authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors will be authorized to issue a certain number of shares of New Common Stock and New Preferred Stock required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, will issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the New Common Stock and New Preferred Stock issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non assessable. Each distribution and issuance referred to in Article VI hereof will be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each Entity receiving such distribution or issuance.

2. Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documentation and consistent with the Restructuring Support Agreement and the Hedging Order; provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors and such determination is acceptable to the Required Consenting Stakeholders.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documentation, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are acceptable to the Required Consenting Stakeholders.

As of the Effective Date, upon the granting or continuation of Liens in accordance with the Exit Facility Documentation, all of the Liens and security interests to be granted in accordance with the Exit Facility Documentation (a) shall be deemed to be granted, (b) shall be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral in accordance with the respective terms of the Exit Facility Documentation, (c) shall be deemed perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facility Documentation, and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law, and the Exit Facility Collateral Agent for the benefit of the Exit Facility Secured Parties shall have a valid, binding, perfected, non-avoidable, and enforceable first-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the Exit Facility Documentation, and valid, binding, non-avoidable, and enforceable guarantee and collateral documentation. To the extent provided in the Exit Facility Documentation, the Exit Facility Agents or holder(s) of Liens under the Exit Facility Documentation are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documentation have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extent credit thereunder shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documentation. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3. Rights Offering.

On the Effective Date, the Debtors will consummate the Rights Offering. The Debtors or Reorganized Debtors, as applicable, shall allocate the Rights Offering Subscription Rights to Holders of Allowed General Unsecured Claims against Gulfport Subsidiaries and Allowed Notes Claims against Gulfport Subsidiaries as set forth in the Plan and the Rights Offering Procedures. Upon exercise of the Rights Offering Subscription Rights pursuant to the terms of the Rights Offering Procedures, the Backstop Commitment Agreement, and the Plan, the Reorganized Debtors shall be authorized to issue New Preferred Stock in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, and the Plan.

The Rights Offering will be conducted on a Pro Rata basis in reliance upon one or more exemptions from registration under the Securities Act, which will include the exemption provided in section 1145 of the Bankruptcy Code to the fullest extent available and, to the extent such exemption is not available (and with respect to the New Preferred Stock, only in the proportion required to preserve the availability of such exemption under section 1145 of the Bankruptcy Code), the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another available exemption from registration under the Securities Act.

In addition, on the Distribution Date, New Preferred Stock in an amount equal to the Backstop Commitment Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement. Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties shall purchase any New Preferred Stock not subscribed to as set forth in the Backstop Commitment Agreement. On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors.

4. New Unsecured Notes.

On the Effective Date, the Debtors, as applicable, will execute the New Unsecured Notes Documents, pursuant to which Reorganized Gulfport Parent (or, in the case of Alternative Structure 2, Reorganized Gulfport Holdco) will issue the New Unsecured Notes to applicable Holders of Claims in partial exchange for such Holders’ respective Claims as set forth in Article III.B hereof.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the new Unsecured Notes (including the transactions and related agreements contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously and, (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to issue the New Unsecured Notes, including the New Unsecured Notes Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the issuance of the New Unsecured Notes; provided that such modifications are acceptable to the Required Consenting Stakeholders.

5. Mammoth Shares.

The Debtors will transfer the Mammoth Shares to the Unsecured Claims Distribution Trust as set forth in Article VIII.J hereof. For the avoidance of doubt, such transfer shall be free and clear of any restrictions or provisions of the Mammoth Investor Rights Agreement, and following the Effective Date, the holders of the Mammoth Shares shall not be bound by any restrictions, or subject to any obligations, contained therein.

E.	Exemption from Registration Requirements.

All New Preferred Stock and New Common Stock issued under the Plan will be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All New Preferred Stock and New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who acquire the New Preferred Stock or New Common Stock pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Preferred Stock or New Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other exemption from registration under the Securities Act, or if such Securities are registered with the Securities and Exchange Commission.

All New Preferred Stock or New Common Stock issued to Holders of Allowed General Unsecured Claims against Gulfport Parent, Allowed General Unsecured Claims against Gulfport Subsidiaries, Allowed Notes Claims against Gulfport Parent, Allowed Notes Claims against Gulfport Subsidiaries, or Existing Interests in Gulfport Parent on account of their Claims or Interests will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available, or in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder to the extent reliance on Section 1145(a) of the Bankruptcy Code is not available.

The New Preferred Stock and New Common Stock shall be reflected through the facilities of DTC, and neither the Debtors, the Reorganized Debtors, nor any other Person, as applicable, shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Preferred Stock or New Common Stock (to the extent they are deemed to be Securities) to be issued under the Plan under applicable securities laws, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Preferred Stock and New Common Stock to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock and New Common Stock to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

F.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement (and subject to the Consenting Stakeholder Consent Rights), and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor or the Unsecured Claims Distribution Trust, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

H.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures to receive their respective Plan Distributions, if any (subject to any applicable charging liens, including, without limitation, the Notes Trustee Charging Lien); (2) permit the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures, as applicable (subject to any applicable charging liens, including, without limitation, the Notes Trustee Charging Lien); (3) permit each of the DIP Agent, RBL Agent, and the Notes Trustee to seek compensation and/or reimbursement for Notes Trustee Fees, in accordance with the terms of the Plan and Notes Indentures, and preserve any rights of the DIP Agent, RBL Agent, any L/C Issuing Bank, and Notes Trustee to maintain, exercise, and enforce of any applicable rights of indemnity, reimbursement, or contribution, including the RBL/DIP Preserved Rights, and any applicable charging lien, including the Notes Trustee Charging Lien; and (4) permit each of the DIP Agent, RBL Agent, Holders of Claims under the DIP Credit Agreement or the RBL Credit Agreement, L/C Issuing Banks, and the Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, and any appeals related to the Chapter 11 Cases or proceedings in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the RBL Agent, and the Notes Trustee, or Holders of Claims under the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures, as applicable. Except as provided in the Plan (including Article VI hereof) or as may be necessary to effectuate the terms of the Plan, on the Effective Date, the DIP Agent, RBL Agent, the Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, RBL Credit Agreement, and the Notes Indentures, as applicable. To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the Holders of the Notes and the lenders under the DIP Credit Agreement, and the RBL Credit Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the RBL Credit Agreement, and the Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. Notwithstanding anything in the Plan to the contrary, nothing herein releases, cancels, or otherwise limits or modifies any obligations of the RBL Lenders or DIP Lenders with respect to the RBL/DIP Preserved Rights.

I.	Corporate Action.

On the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors or managers, as applicable, and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock and New Preferred Stock; (4) the transfer of the Mammoth Shares; (5) implementation of the Restructuring Transactions; (6) entry into the Exit Facility Documentation, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption, execution, delivery and/or filing of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity holders, members, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock and the New Preferred Stock, the New Organizational Documents, the Exit Facility Documentation (as applicable), and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy Law.

J.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents (which shall be consistent with the Restructuring Support Agreement, the Plan, and the Plan Supplement) shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Common Stock and the New Preferred Stock and (b) prohibit the issuance of non-voting equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by Laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place on and as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be Reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

L.	Managers and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of Gulfport Parent shall expire. The New Board will consist of the Reorganized Debtors’ Chief Executive Officer and other directors, all of whom will be selected and appointed in a manner determined by the Required Consenting Noteholders. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing.

As of the Effective Date, the term of the disinterested directors of each of the Gulfport Subsidiaries shall expire; provided, that they shall retain authority following the Effective Date with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The disinterested directors of each of the Gulfport Subsidiaries shall not have any of their privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (or other relevant governing body), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, Exit Facility entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Preferred Stock; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors, managers and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors, managers and officers remain in such positions after the Effective Date.

P.	Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors may implement the Management Incentive Plan as provided herein.  If determined by the New Board, the Management Incentive Plan will provide for 50% of the Management Incentive Plan Pool (the “Initial Pool”) to be allocated within 60 days following the Effective Date to the Management Incentive Plan Participants in the form of restricted stock units (or their economic equivalents) subject to terms (including performance metrics and vesting criteria) to be agreed between the Management Incentive Plan Participants and the New Board; provided that such period shall be extended automatically by an additional 30 days if good faith discussions between the Management Incentive Plan Participants and the New Board regarding the terms of the Management Incentive Plan remain ongoing at the conclusion of the initial 60 day period.  If either (a) the New Board does not institute the Management Incentive Plan with respect to the Initial Pool in accordance with the terms of this Article IV.P (including the time periods set forth herein) or (b) the terms of the Initial Pool with respect to any Management Incentive Plan Participant are not satisfactory to such participant in such participant’s sole discretion prior to the expiration of the time periods set forth herein, in either case, such event shall constitute “good reason” under the applicable MIP Employment Agreement; provided that the allocation of the Initial Pool of any Management Incentive Plan Participant (but not any other terms and conditions of the Initial Pool) shall be deemed satisfactory as to such participant if such participant receives at least the applicable percentage of the Initial Pool set forth in the Initial MIP Allocation.

Q.	Employee and Retiree Benefits.

All Compensation and Benefits Programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. On the Effective Date, the Debtors shall assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees, directors, managers, members, or officers, including the MIP Employment Agreements. For the avoidance of doubt, the only employment agreements with severance obligations that will be assumed are the MIP Employment Agreements.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, that are specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or any other provision of the Plan to the contrary.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available retained Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all retained Causes of Action against any Entity. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for 30 days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order (and for the avoidance of doubt, any Causes of Action on the Schedule of Retained Causes of Action shall not be expressly relinquished, exculpated, released, compromised, or settled in the Plan), the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any retained Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

S.	Release of Preference Actions Against Holders of General Unsecured Claims.

Notwithstanding the preceding section or anything to the contrary herein, on the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions against Holders of General Unsecured Claims.

T.	The Committee Standing Motion and the Committee Challenge Period.

Upon the Effective Date, the Committee Standing Motion shall be deemed withdrawn with prejudice.

To the extent not already expired, the Committee Challenge Period shall permanently expire upon occurrence of the Effective Date.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms or agreement of the parties thereto; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date; provided that notwithstanding anything to the contrary herein, no Executory Contract or Unexpired Lease shall be assumed, assumed and assigned, or rejected without the prior written consent of the Required Consenting Stakeholders.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, or the Schedule of Rejected Executory Contracts and Unexpired Leases or Schedule of Proposed Cure Amounts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by Law, any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Proposed Cure Amounts at any time up to 45 days after the Effective Date.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules require the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with, as applicable, Article III.B.4A(b) or Article III.B.4B(b) of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall, in accordance with the Schedule of Proposed Cure Amounts pay all Cure costs relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure costs that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Solicitation Agent on or before fourteen days after the Filing of the Schedule of Proposed Cure Amounts. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure costs; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure costs despite the failure of the relevant counterparty to file such request for payment of such Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure costs shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute. If the Bankruptcy Court determines that the Allowed Cure cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Proposed Cure Amounts, the Debtors shall have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date subject to the applicable counterparty’s right to object to such rejection.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any applicable non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Employee Compensation and Benefits.

1. Compensation and Benefit Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire existing Interests in any of the Debtors;

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed not to trigger (i) any applicable change of control, immediate vesting, termination (similar provisions therein) and (ii) an event of “Good Reason” (or a term of like import), in each case as a result of the Consummation of the Restructuring Transactions. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2. Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

I.	Contracts and Leases Entered into after the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

J.	Royalty and Working Interests.

Notwithstanding anything in the Plan to the contrary, all of the Royalty and Working Interests and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all agreements, documents, and instruments related thereto, and all Royalty and Working Interests and obligations thereunder shall remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such Royalty and Working Interests and related agreements, documents, and instruments. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Royalty and Working Interest obligations, and each such obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Cure Claim need be Filed, and to the extent there are cure amounts owed either prepetition and/or post-petition such amounts shall survive and will not be discharged on the Effective Date. For the avoidance of doubt, the provisions of Article VIII.A–E of the Plan shall not discharge, modify, affect, or impair any Royalty and Working Interests assumed pursuant to this Article V.J.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors and/or the applicable Disbursing Agent shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every 90 day period, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Disbursing Agent.

Except as otherwise set forth in this Article VI.B, all distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.

All Plan Distributions to Holders of Notes Claims shall be made to, or at the direction of, the Notes Trustee, which shall act as Disbursing Agent for distributions to the Holders of Notes Claims under the applicable Notes Indentures. In the case of distributions to be made to the Notes Trustee on behalf of the Holders of Notes Claims, such distributions shall be deemed completed when received by the Notes Trustee, which shall arrange to deliver such Plan Distributions to or on behalf of such Holders of Notes Claims. Such Plan Distributions shall be subject in all respects to the right of the Notes Trustee to assert the Notes Trustee Charging Lien against such distributions. Regardless of whether such distributions are made by the Notes Trustee, or by the Disbursing Agent at the reasonable direction of the Notes Trustee, the Notes Trustee Charging Lien shall attach to the Plan Distributions to the Holders of Notes Claims in the same manner as if such Plan Distributions were made through the Notes Trustee. The Notes Trustee may transfer or direct the transfer of such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Notes Claims to the extent consistent with the customary practices of DTC. The Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible, and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to the cancellation of the Notes as of the Effective Date, and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date with respect to such non-DTC eligible consideration, if any.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby, including, subject to the express written consent and direction of the Notes Trustee and with the cooperation of the Notes Trustee, Plan Distributions on account of the Notes Claims, subject in all respects to the right of the Notes Trustee to assert its Notes Trustee Charging Lien against such distributions; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement Claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors; provided that payments to the Unsecured Claims Distribution Trustee shall be limited as provided in Article VIII.J. Any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) of the Notes Trustee incurred after the Effective Date in connection with the implementation of the Plan, including but not limited to, making the Plan Distributions to Holders of Notes Claims pursuant to and in accordance with the Plan shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3. Minimum Distributions.

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock or New Preferred Stock that is not a whole number, the actual distribution of shares of New Common Stock or New Preferred Stock shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock and New Preferred Stock to be distributed to Holders of Allowed Claims and Allowed Interests hereunder shall be adjusted as necessary to account for the foregoing rounding. No fractional shares of New Common Stock or New Preferred Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.

4. Undeliverable and Unclaimed Distributions.

If any distribution to a Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no distribution shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI.D.4, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such Unclaimed Distribution is comprised of New Common Stock or New Preferred Stock, such New Common Stock or New Preferred Stock shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancellation to ensure that the distributions of New Common Stock contemplated under the Plan, including in respect of the Gulfport Parent Equity Pool and Gulfport Subsidiaries Equity Pool, are given full force and effect.

Subject to Article III herein, (A) any distribution under the Plan on account of a Class 4A General Unsecured Claim that constitutes an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall not revest in the applicable Reorganized Debtor, and instead shall revest in the Unsecured Claims Distribution Trust and be distributed for the benefit of other Holders in accordance with Article III, and (B) any distribution under the Plan on account of a Convenience Claim that constitutes an Unclaimed Distribution or remains undeliverable for a period of six months after distribution shall not revest in the applicable Reorganized Debtor, and instead shall revest in the Unsecured Claims Distribution Trust and (i) be distributed for the benefit of other Holders of Class 4C Convenience Claims until those Claims are paid in full up to the Convenience Claim Threshold, and then (ii) shall be distributed in accordance with Article III.

5. Surrender of Cancelled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture (including the Notes Indentures) or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens (including the Notes Trustee Charging Lien), priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, all distributions of the New Common Stock and New Preferred Stock to the Holders of the applicable Allowed Claims or Interests under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2. All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or turnover provisions.

G.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offer, issuance and distribution of the New Common Stock and New Preferred Stock, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities, to the maximum extent possible.  Prior to the Petition Date, the offering of such New Common Stock and New Preferred Stock shall be exempt from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. In addition, under section 1145 of the Bankruptcy Code, such New Common Stock and New Preferred Stock will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145 (b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the DIP Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

K.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment.

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen calendar days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest, as applicable, is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File and prosecute objections to Claims; (2) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (3) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (4) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors shall resolve Disputed Claims in accordance with their fiduciary duties and pursuant to the terms of the Plan.

C.	Estimation of Claims.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012 for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim and does not provide otherwise, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Disputed Claims Reserve.

On or before the Effective Date, the Reorganized Debtors, together with the Unsecured Claims Distribution Trustee, shall establish one or more reserves of New Common Stock, Cash, and Mammoth Shares for those General Unsecured Claims that are Disputed Claims as of the Distribution Record Date (for the avoidance of doubt, deducting such amounts from the Gulfport Parent Equity Pool, Gulfport Parent Cash Pool, Mammoth Shares, or the Gulfport Subsidiaries Equity Pool, as applicable), which reserves shall be administered by the Disbursing Agent; provided that the Reorganized Debtors may, in their discretion, decline to reserve New Common Stock, Cash, and Mammoth Shares for Disputed Claims contemplated to be satisfied, in Cash or otherwise, under the Plan or another order of the Bankruptcy Court in advance of the Effective Date. After the Effective Date, the Disbursing Agent shall hold such New Common Stock, Cash, and Mammoth Shares in such reserve(s) in trust for the benefit of the Holders of General Unsecured Claims that are Disputed Claims as of the Distribution Record Date, that are ultimately determined to be Allowed after the Distribution Record Date. The Disbursing Agent shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable reserve(s).

Upon a Disputed Claim becoming disallowed by a Final Order, the applicable amount of New Common Stock that was in the disputed claims reserve on account of such Disputed Claim shall be redistributed to Holders of Allowed Claims in the applicable classes in accordance with the provisions of Article III. Upon all Disputed Claims becoming resolved by Final Order, any remaining reserved Cash and Mammoth Shares shall be distributed in accordance with the provisions of Article III.

Any assets held in a disputed claims reserve shall be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. 1.468B–9. As such, such assets will be subject to entity-level taxation, and the Reorganized Debtors shall be required to comply with the relevant rules.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims.

Any objections to Claims or Interests shall be Filed on or before the later of (i) 180 days after the Effective Date and (ii) such other period of limitation as may be specifically fixed by the Bankruptcy Court upon a motion by the Debtors or Reorganized Debtors.

G.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Except as otherwise provided herein or as agreed to by the Debtors or the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

I.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided, that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

J.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

K.	Single Satisfaction of Claims.

Holders of Allowed Claims or Allowed Interests may assert such Claims against the Debtors obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Claim or Interest against the Debtors based upon the full Allowed amount of such Claims or Interests. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Allowed Interest exceed 100% of the underlying Allowed Claim or Allowed Interest.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documentation, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted by or on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the matters raised in the Committee Standing Motion, the matters settled pursuant to the Intercompany Settlement, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (iii) any matters retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor release; (c) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (d) fair, equitable and reasonable; (e) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor release against any of the Released Parties.

D.	Releases by the Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the matters raised in the Committee Standing Motion, the matters settled pursuant to the Intercompany Settlement, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation; (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan. For the avoidance of doubt, nothing in this Plan shall be deemed to be, or construed as, a release, waiver, discharge, or other limitation or modification of any of the RBL/DIP Preserved Rights.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the third-party release is: (a) consensual; (b) essential to the Confirmation; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the restructuring and implementing the Plan; (d) a good faith settlement and compromise of the claims or Causes of Action released by the third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the third-party release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the RBL Credit Agreement, the Notes Indentures or the Notes), the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility Documentation, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the Estates of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such Entity has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

The injunction provisions set forth in this Article VIII.F shall apply to the Stingray Litigation until (i) six months following the Effective Date or (ii) such earlier time as agreed to by the Unsecured Claims Distribution Trustee or the Committee, as applicable; provided that the preceding sentence shall not prevent the Reorganized Debtors from taking necessary actions to assert counterclaims or defenses in the Stingray Litigation.

G.	SEC Rights Reserved.

Notwithstanding any provision herein to the contrary, no provision of the Plan or the Confirmation Order (i) releases any non-Debtor Person or non-Debtor Entity (including any Released Party) from any Claim or Cause of Action of the SEC or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or non-Debtor Entity (including any Released Party) in any forum.

H.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.	Unsecured Claims Distribution Trust; Unsecured Claims Distribution Trustee.

On or before the Effective Date, the Debtors shall create the Unsecured Claims Distribution Trust, which shall be vested with (i) the Mammoth Shares, (ii) the Gulfport Parent Equity Pool, (iii) the Gulfport Parent Cash Pool, and (iv) the Convenience Claims Distribution Pool. The Confirmation Order shall provide that, prior to the Effective Date, the Committee may direct the Debtors to take actions (or refrain from taking actions) with respect to the Mammoth Shares, and the Debtors shall not liquidate the Mammoth Shares absent Committee consent; provided, however, that any actions taken with respect to the Mammoth Shares prior to the Effective Date shall be subject in all respects to the DIP Orders and the DIP Credit Agreement; provided, further, that this provision shall not limit any action of the DIP Agent, the DIP Lenders, or the Debtors (taken with consent of the DIP Agent), after an Event of Default (as defined in the DIP Credit Agreement) under the DIP Credit Agreement.

The Unsecured Claims Distribution Trust shall be governed by the Unsecured Claims Distribution Trustee and administered in accordance with the Unsecured Claims Distribution Trust Agreement. The Unsecured Claims Distribution Trustee shall be chosen by the Committee, and the Unsecured Claims Distribution Trustee’s identity and compensation shall be identified in the Plan Supplement.

The Unsecured Claims Distribution Trustee’s duties and authority are limited to: (i) establishing disputed claims reserves, modifying disputed claims reserves, and making distributions to Holders of Claims, in each case, solely with respect to Class 4A and Class 4C; (ii) distributing and/or liquidating the Mammoth Shares, the Gulfport Parent Equity Pool, the Gulfport Parent Cash Pool, and the Convenience Claims Distribution Pool; and (iii) exercising consent rights with regard to the settlement of Claims in Classes 4A, 4B, and 4C as set forth in the following sentence. The Reorganized Debtors shall seek the consent of the Unsecured Claims Distribution Trustee for the Allowance of any Claim (i) in Class 4A or 4B in an amount greater than $1 million or (ii) any Convenience Claim in Class 4C in an amount greater than $10,000; provided that the Reorganized Debtors shall seek the consent of the Unsecured Claims Distribution Trustee for the Allowance of any Convenience Claims arising out of or related to the same transaction or series of transactions, document(s), conduct, or factual circumstances where, in the aggregate, such Claims total an amount greater than $10,000. In the event that the Unsecured Claims Distribution Trustee does not consent to the Allowance of any such Claim (or Claims) as set forth in the preceding sentence, the Reorganized Debtors shall have the right to seek Bankruptcy Court approval of the proposed Claim settlement pursuant to Bankruptcy Rule 9019, and the Unsecured Claims Distribution Trustee shall have the right to object.

The Debtors shall fund up to $1 million of the administrative costs of the Unsecured Claims Distribution Trust, with the remainder of the costs to be borne by the Unsecured Claims Distribution Trust’s assets.

K.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(a)	be in form and substance consistent with the Restructuring Support Agreement and acceptable to the Required Consenting Stakeholders;

(b)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(c)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(d)	authorize the Debtors and Reorganized Debtors, as applicable or necessary, to, among other things: (i) implement the Restructuring Transactions; (ii) issue and distribute the New Common Stock and New Preferred Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan; including Cash, the New Common Stock, and the New Preferred Stock; and (iv) enter into any agreements and transactions as necessary to effectuate the Restructuring Transactions;

(e)	authorize the implementation of the Plan in accordance with its terms;

(f)	provide that, pursuant to section 1146 of the Bankruptcy Code, the issuance or exchange of any Security, assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(g)	be a Final Order;

2. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

3. the Definitive Documents shall contain terms and conditions consistent in all material respects with the Plan and the Restructuring Support Agreement and shall otherwise be subject to the Consenting Stakeholder Consent Rights;

4. the Exit Facility Documentation shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of each of the Exit Facility and the closing of each of the Exit Facility shall have occurred;

5. the Backstop Commitment Agreement shall have been approved pursuant to the Confirmation Order and shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that would give rise to a right to terminate the Backstop Commitment Agreement for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice could have been given to the extent such notice is not permitted due to the commencement of the Chapter 11 Cases and the related automatic stay;

6. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and shall otherwise be subject to the Consenting Stakeholder Consent Rights;

7. the Debtors shall have renegotiated and/or rejected their Executory Contracts or Unexpired Leases in a manner acceptable to the Required Consenting Stakeholders;

8. the Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that, after the expiration of any applicable notice or any cure period, would give rise to a right to terminate the Restructuring Support Agreement;

9. the Debtors and Reorganized Debtors, as applicable, shall have implemented the Restructuring Transactions in a manner consistent with the Restructuring Support Agreement (and subject to the Consenting Stakeholder Consent Rights), the Plan, and the Plan Supplement;

10. all Professional fees and expenses of retained Professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

11. all Transaction Expenses shall be paid as set forth in Article II.F.

B.	Waiver of Conditions.

Except as otherwise specified in the Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation set forth in this Article IX may be waived only if waived in writing by the Debtors, the Committee, and the Required Consenting Stakeholders without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that the Committee’s consent shall be required solely with respect to the waiver of any conditions that would have a material effect on the Committee, its members, its professionals, or the Unsecured Claims Distribution Trust, as applicable.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, Restructuring Support Agreement, or Backstop Commitment Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, provided that all provisions of the Restructuring Support Agreement or the Backstop Commitment Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X.
EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

A.	Jurisdiction and Venue.

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Southern District of Texas was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Order Approving the Disclosure Statement

On February 24, 2021, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 and (b) approved certain procedures and documents for soliciting and tabulating votes with respect to the Plan.

C.	Voting Report.

Prior to the Confirmation Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute solicitation materials to the applicable Holders of Claims and Interests and to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, Laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

D.	Judicial Notice.

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

E.	Transmittal and Mailing of Materials; Notice.

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b) and the Disclosure Statement Order, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed in the Claims Register. Such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

F.	Solicitation.

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, Laws, and regulations. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Stock or New Preferred Stock and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

G.	Burden of Proof.

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

H.	Bankruptcy Rule 3016(a) Compliance.

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

The Plan complies with all requirements of section 1129 of the Bankruptcy Code as follows:

1. Section 1129(a)(1)–Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1121, 1122, 1123, and 1125 of the Bankruptcy Code.

a.	Standing.

Each of the Debtors has standing to file a plan and the Debtors, therefore, have satisfied section 1121 of the Bankruptcy Code.

b.	Proper Classification.

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims, which are not required to be classified. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within such Class.

c.	Specification of Unimpaired Classes.

Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired.

d.	Specification of Treatment of Impaired Classes.

Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of all Classes of Claims and Interests that are Impaired.

e.	No Discrimination.

Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, as applicable.

f.	Plan Implementation.

Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation. Immediately upon the Effective Date, sufficient Cash and other consideration provided under the Plan will be available to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan’s implementation.

g.	Voting Power of Equity Securities; Selection of Officer, Director, or Trustee under the Plan.

The New Organizational Documents comply with sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code.

h.	Impairment/Unimpairment of Classes of Claims and Equity Interests.

Pursuant to section 1123(b)(1) of the Bankruptcy Code, (i) Class 1 (Other Secured Claims) and Class 2 (Other Priority Claims) are Unimpaired under the Plan, (ii) Class 3 (RBL Claims), Class 4A (General Unsecured Claims against Gulfport Parent), Class 4B (General Unsecured Claims against Gulfport Subsidiaries), Class 5A (Notes Claims against Gulfport Parent), Class 5B (Notes Claims against Gulfport Subsidiaries); Class 8 (Existing Interests in Gulfport Parent), and Class 9 (Section 510(b) Claims) are Impaired under the Plan, and (iii) Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) are either Unimpaired or Impaired under the Plan at the discretion of the Debtors.

i.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

In accordance with section 1123(b)(2) of the Bankruptcy Code, pursuant to Article V of the Plan, on the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed except as provided in Article V.A. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.

The Debtors have exercised reasonable business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases under the terms of the Plan. Each pre- or post-Confirmation rejection, assumption, or assumption and assignment of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan will be legal, valid, and binding upon the applicable Debtor and all other parties to such Executory Contract or Unexpired Lease, as applicable, all to the same extent as if such rejection, assumption, or assumption and assignment had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code. Each of the Executory Contracts and Unexpired Leases to be rejected, assumed, or assumed and assigned is deemed to be an Executory Contract or an Unexpired Lease, as applicable.

j.	Settlement of Claims and Causes of Action.

All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

Specifically, the settlements and compromises pursuant to and in connection with the Plan are substantively fair based on the following factors, as applicable: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (c) the proportion of creditors and parties in interest that support the settlement; (d) the competency of counsel reviewing the settlement; (e) the nature and breadth of releases to be obtained by officers and directors; and (f) the extent to which the settlement is the product of arm’s-length bargaining.

k.	Cure of Defaults.

Article V.C of the Plan provides for the satisfaction of default claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Cure costs noticed to counterparties to Executory Contracts and Unexpired Leases represent the amount, if any, the Debtors propose to pay in full and complete satisfaction of such default claims. Any disputed Cure amounts will be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will Cure, or provide adequate assurance that the Debtors will promptly Cure, defaults with Executory Contracts and Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

l.	Other Appropriate Provisions.

The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (i) distributions to Holders of Claims and Interests, (ii) objections to Claims, (iii) procedures for resolving Disputed, contingent, and unliquidated Claims, (iv) Cure amounts, procedures governing Cure disputes, and (v) indemnification obligations.

2. Section 1129(a)(2)–Compliance of Plan Proponents with Applicable Provisions of the Bankruptcy Code.

The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Disclosure Statement Order, (ii) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and (iii) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the Debtors and their respective directors, officers, employees, agents, affiliates, and Professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

3. Section 1129(a)(3)–Proposal of Plan in Good Faith.

The Debtors have proposed the Plan in good faith and not by any means forbidden by Law based on the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize.

4. Section 1129(a)(4)–Bankruptcy Court Approval of Certain Payments as Reasonable.

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made for services or for costs in connection with the Chapter 11 Cases or the Plan are approved. The fees and expenses incurred by Professionals retained by the Debtors shall be payable according to the orders approving such Professionals’ retentions, other applicable Bankruptcy Court orders, or as otherwise provided in the Plan.

5. Section 1129(a)(5)–Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, information concerning the individuals proposed to serve on the New Board and as management of Reorganized Gulfport Holdco, and each such individual’s compensation upon Consummation of the Plan, has been fully disclosed in the Plan Supplement to the extent available, and the appointment to, or continuance in, such office of such person is consistent with the interests of Holders of Claims and Interests and with public policy.

6. Section 1129(a)(6)–Approval of Rate Changes.

Section 1129(a)(6) of the Bankruptcy Code is not applicable because the Plan does not provide for rate changes by any of the Debtors.

7. Section 1129(a)(7)–Best Interests of Creditors and Interest Holders.

The liquidation analysis included in the Disclosure Statement, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits or declarations in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in such liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits or declarations Filed in connection with, the Confirmation Hearing, are reasonable. With respect to each Impaired Class, each Holder of an Allowed Claim or Allowed Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

8. Section 1129(a)(8)–Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class.

Certain Classes of Claims and Interests are Unimpaired and are deemed conclusively to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, at least one Impaired Class that was entitled to vote has voted to accept the Plan. Because the Plan provides that the certain Classes of Claims and Interests will be Impaired and because no distributions shall be made to Holders in such Classes, such Holders are deemed conclusively to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9. Section 1129(a)(9)–Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

The treatment of Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

10. Section 1129(a)(10)–Acceptance by at Least One Impaired Class.

At least one Impaired Class has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

11. Section 1129(a)(11)–Feasibility of the Plan.

The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits or declarations Filed in connection with, the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, except as such liquidation is proposed in the Plan. Furthermore, the Debtors will have adequate assets to satisfy their respective obligations under the Plan.

12. Section 1129(a)(12)–Payment of Bankruptcy Fees.

Article II.E of the Plan provides for the payment of all fees payable under section 1930(a) of the Judicial Code in accordance with section 1129(a)(12) of the Bankruptcy Code.

13. Section 1129(a)(13)–Retiree Benefits.

The Plan provides for the treatment of all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

14. Section 1129(a)(14)–Domestic Support Obligations.

The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

15. Section 1129(a)(15)–The Debtors Are Not Individuals.

The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

16. Section 1129(a)(16)–No Applicable Nonbankruptcy Law Regarding Transfers.

Each of the Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

17. Section 1129(b)–Confirmation of Plan Over Rejection of Impaired Classes.

The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Classes presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or that have actually rejected the Plan (if any). To determine whether a plan is “fair and equitable” with respect to a class of Claims, section 1129(b)(2)(B)(ii) of the Bankruptcy Code provides in pertinent part that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.” To determine whether a plan is “fair and equitable” with respect to a class of interests, section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” There are no classes junior to the deemed (or actual) rejecting classes of claims or interests that will receive any distribution under the Plan. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

18. Section 1129(c)–Confirmation of Only One Plan With Respect to the Debtors.

The Plan is the only plan that has been Filed in these Chapter 11 Cases with respect to the Debtors. Accordingly, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

19. Section 1129(d)–Principal Purpose Not Avoidance of Taxes.

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

20. Section 1129(e)–Small Business Case.

Section 1129(e) is inapplicable because these Chapter 11 Cases do not qualify as small business cases.

J.	Securities Under the Plan.

Pursuant to the Plan, and without further corporate or other action, the New Common Stock, the New Preferred Stock, and any debt issued or assumed by the Reorganized Debtors will be issued, entered into, or assumed, as applicable, on the Effective Date subject to the terms of the Plan.

K.	Releases and Discharges.

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (f) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (g) is given and made after due notice and opportunity for hearing; and (h), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (i) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Stakeholders would not have entered into the Restructuring Support Agreement and (ii) narrowly tailored. Further, the injunction set forth in Article VIII is an essential component of the Plan, the fruit of long-term negotiations, and achieved by the exchange of good and valuable consideration in the Chapter 11 Cases.

L.	Release and Retention of Causes of Action.

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

M.	Approval of Restructuring Support Agreement, Backstop Commitment Agreement, and Other Restructuring Documents and Agreements.

All documents and agreements necessary to implement the Plan, including the Restructuring Support Agreement, the Backstop Commitment Agreement, and the other Restructuring Transaction are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transaction, and entry into and Consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and are hereby reaffirmed and approved, and, subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

N.	Confirmation Hearing Exhibits.

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

O.	Objections to Confirmation of the Plan.

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

P.	Retention of Jurisdiction.

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

Q.	Plan Supplement.

The Debtors Filed the Plan Supplement. All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the Restructuring Support Agreement (including the Consenting Stakeholder Consent Rights) and Article I.H, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing actions shall not violate the Restructuring Support Agreement or the Consenting Stakeholder Consent Rights.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

e.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

h.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

i.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

j.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

k.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

l.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

m.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

n.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

o.	enter an order or final decree concluding or closing the Chapter 11 Cases;

p.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

q.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

r.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

s.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

t.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

u.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

v.	enforce all orders previously entered by the Bankruptcy Court; and

w.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Committee Survival.

Following the Effective Date, the Committee shall survive for the purpose of (i) filing, prosecuting, reviewing, and objecting to any applications for compensation and reimbursement of expenses filed pursuant to Article II.C. hereof, and (ii) prosecuting or participating in any appeals of the Confirmation Order, or in which the Committee is an interested party.  The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date except for those fees and expenses incurred by the Committee professionals in connection with the matters identified herein. Upon the resolution of all matters set forth in (i)-(ii) in the section, the Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

D.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or Consenting Noteholder, Consenting RBL Lender, Agent, L/C Issuing Bank, or DIP Lender, as applicable, with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor, Consenting Noteholder, Agent, RBL Lender, L/C Issuing Bank, or DIP Lender, as applicable, with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:	If to the Counsel to the Debtors:
Gulfport Energy Corporation 14313 N. May Avenue, Suite 100 Oklahoma City, Oklahoma 73134 Attention: Patrick Craine E-mail address: pcraine@gulfportenergy.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Steven N. Serajeddini, P.C.
E-mail address: steven.serajeddini@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Christopher S. Koenig
E-mail address: chris.koenig@kirkland.com

and

Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Attention: Matthew D. Cavenaugh
E-mail address: mcavenaugh@jw.com

U.S. Trustee	Counsel to the RBL Agent and DIP Agent
United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, TX 77002

Latham & Watkins LLP
811 Main Street Suite 3700
Houston, Texas 77002
Attention: Trevor Wommack, Christopher Wood, Bryce Kaufman
E-mail address: trevor.wommack@lw.com, christopher.wood@lw.com and bryce.kaufman@lw.com

and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Adam Goldberg and Hugh Murtagh

E-mail address: adam.goldberg@lw.com and hugh.murtagh@lw.com

Counsel to the Consenting Noteholders	Counsel to the Committee

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Alan W. Kornberg

Robert Britton

Michael Turkel

E-mail address: akornberg@paulweiss.com

    rbritton@paulweiss.com

     mturkel@paulweiss.com

and

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: John F. Higgins

    Megan Young-John

E-mail address: jhiggins@porterhedges.com
myoung-john@porterhedges.com

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Douglas H. Mannal

    Rachael L. Ringer

    Andrew Pollack

     Alexandra Troiano

E-mail address: dmannal@kramerlevin.com

    rringer@kramerlevin.com

    apollack@kramerlevin.com

    atroiano@kramerlevin.com

and

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Jason Lee Boland

    Kristian W. Gluck

    William R. Greendyke

E-mail address: jason.boland@nortonrosefulbright.com

   kristian.gluck@ nortonrosefulbright.com

   William.greendyke@nortonrosefulbright.com

Unsecured Claims Distribution Trust

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Douglas H. Mannal

Rachael L. Ringer

Andrew Pollack

Alexandra Troiano

E-mail address: dmannal@kramerlevin.com

rringer@kramerlevin.com

apollack@kramerlevin.com

atroiano@kramerlevin.com

and

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Jason Lee Boland

    Kristian W. Gluck

    William R. Greendyke

E-mail address:

jason.boland@nortonrosefulbright.com

kristian.gluck@ nortonrosefulbright.com

William.greendyke@nortonrosefulbright.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are an integral part of the Plan and are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/gulfport or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement document or exhibit shall control (unless stated otherwise in such Plan Supplement document or exhibit or in the Confirmation Order).

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation must be consistent with the Restructuring Support Agreement (and subject to the Consenting Stakeholder Consent Rights). Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

On and after the Effective Date, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Case of Debtor Mule Sky LLC and any other Debtor identified in the Restructuring Steps Memorandum as having its Chapter 11 Case remain open following the Effective Date, and all contested matters relating to any of the Debtors, including objections to Claims and any adversary proceedings, shall be administered and heard in the Chapter 11 Case of Debtor Mule Sky LLC, irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.

When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

M.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: April 14, 2021	Gulfport Energy Corporation
on behalf of itself and all other Debtors

/s/ Mark Rajcevich
Mark Rajcevich
Chief Restructuring Officer